EXHIBIT 23.2

Wipfli LLP 515 West Prairie View Road Chippewa Falls, WI 54729 PO Box 608 Chippewa Falls, WI 54729-0608 715.723.2888 fax 715.723.0697 www.wipfli.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Citizens Community Bancorp
Eau Claire, Wisconsin

We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and Form AC and Form H-(e)1-S filed with the Office of Thrift Supervision of our report dated August 7, 2006 on the financial statements of Citizens Community Bancorp as of September 30, 2005 and 2004 and for the years ended September 30, 2005, 2004, and 2003. We also consent to the references to us under the headings "Federal and State Tax Consequences of the Conversion", "Legal and Tax Opinions", and "Experts" in this Registration Statement on Form S-1 and Form AC and H-(e)1-S.

Wipfli LLP

Eau Claire, Wisconsin
August 23, 2006